Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Atara Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity(3)	Common Stock, $0.0001 par value per share (the “Common Stock”)	Rule 457(c) and Rule 457(h)	1,500,000 (3)	$3.89	$5,835,000	.0000927	$540.90

Total Offering Amounts							$540.90

Total Fee Offsets							$—

Net Fee Due							$540.90

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Atara Biotherapeutics, Inc. (the “Registrant”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Common Stock reported on The Nasdaq Stock Market LLC on July 18, 2022.

(3)

Represents shares of Common Stock that were added to the shares authorized for issuance under the Registrant’s 2018 Inducement Plan (the “Inducement Plan”). On June 27, 2022, the Board of Directors of the Registrant approved an amendment to the Inducement Plan to provide for the reservation of an additional 1,500,000 shares of Common Stock to be issued under the Inducement Plan.